                             FIRST COMMUNITY BANCORP


                                    ARTICLE I
                                   DEFINITIONS


1.1      DEFINITIONS

         Whenever used in this Plan, the following capitalized terms shall have the meanings set forth in this Section 1.1, certain other capitalized terms being defined elsewhere in this Plan:

         (a) "Board" means the Board of Directors of the Company.

         (b) "Change in Control" shall mean the occurrence of any of the following:

                                    (i) Any "Person" or "Group" (as such terms
                           are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder) is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity.

                                    (ii) The individuals who, as of the date
                           hereof, are members of the Board (the "Existing Directors"), cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of the Company as determined in the manner prescribed in the Company's Articles of Incorporation and Bylaws; PROVIDED, HOWEVER, that if the election, or nomination for election, by the Company's stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such a new director shall be considered an Existing Director; PROVIDED, FURTHER, HOWEVER, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                                    (iii) The consummation of (x) a merger,
                           consolidation or reorganization to which the Company is a party, whether or not the Company is the person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (a 'Transaction") does not otherwise result in a "Change in Control" pursuant to subparagraph (i) of this definition of "Change in Control"; PROVIDED, HOWEVER, that no such Transaction shall constitute a "Change in Control" under this subparagraph (iii) if the persons who were the Shareholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause
                           (x) above in this subparagraph (iii) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii).

         (c)      "Code" means the Internal Revenue Code of 1986, as amended.

         (d) "Company" means First Community Bancorp, a California corporation, and any successor or assignee as provided in
                  Article V.

         (e) "Compensation" means your highest annual compensation for any calendar year in the three calendar years ending with the calendar year which includes the date of your termination of employment with the Company and its Subsidiaries, with your compensation for any such calendar year in which you do not complete twelve (12) months or service being annualized on the basis of a twelve (12) month year. For purposes of determining your "Compensation", your annual compensation for any calendar year or portion thereof shall be limited to your base salary, your nonaccountable automobile and other expense allowances, and your bonus attributable to such calendar year regardless of when paid (or, if you did not receive a bonus for a calendar year, your target bonus), before reductions for any amounts excludable from your gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Code or under any nonqualified deferred compensation plan. "Compensation" shall NOT include your income from --- the grant or vesting of restricted stock, or from the grant, vesting, or exercise of stock options.

         (f) "Disability" means a physical or mental infirmity which substantially impairs your ability to perform your material duties for a period of at least one hundred eighty (180) consecutive calendar days, and, as a result of such Disability, you have not returned to your full-time regular employment prior to termination.

         (g) "Employee Grade" means the grade within the compensation system to which you are assigned by the Company.

         (h) "Executive" means a regular full-time salaried or hourly employee of the Company or its Subsidiaries in Employee Grades 1, 2, 3, A or B who does not have an individual agreement with the Company or its Subsidiaries regarding severance payments.

         (i) "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

         (j) "Good Reason" means any of the following events, provided that you give the Company or its Subsidiary at least thirty (30) days prior written notice of your termination with the Company or its Subsidiary:

                  (i) a reduction by the Employer in the your base salary as in effect immediately before such reduction; or

                  (ii) a diminution in your duties and responsibilities, as in effect immediately before the Change in Control, or an adverse change, after the occurrence of a Change in Control, in your place in the Company's organization chart or in the seniority of the individual to whom you report; or

                  (iii) a material reduction in the your annual target bonus opportunity (if any) (for this purpose, a reduction for any year of over ten percent (10%) of your annual target bonus opportunity (if any) measured by the preceding year shall be considered "material"); or

                  (iv) a material reduction in your Welfare Benefits (for this purpose, a reduction for any one year of over ten percent (10%) of aggregate Welfare Benefits shall be considered "material"); or

                  (v) the failure by the Company or its Subsidiaries to provide and credit you with the number of accrued annual leave days to which you are entitled in accordance with the Company's normal annual leave policy as in effect immediately before the Change in Control; or

                  (vi) the Employer's requiring you to be based more than twenty five (25) miles from the location of your place of employment immediately before the Change in Control, except for normal business travel in connection with your duties with the Company or its Subsidiaries.

         (k)      "Just Cause" means:

                  (i) the willful and continued failure by you to perform substantially your duties with the Company and its Subsidiaries, and such willful and continued failure continues after a demand for substantial performance is delivered to you by the Company or its Subsidiaries which specifically identifies the manner in which you have not substantially performed your duties; or

                  (ii) the willful engaging by you in conduct which is materially and demonstrably injurious to the business or reputation of the Company or its Subsidiaries.

         For purposes of determining whether "Just Cause" exists, no act or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company and its Subsidiaries.

         (l) "Multiplier" for each Employee Grade shall be the number set forth opposite such Employee grade below:


                  Employee Grade                                Multiplier
                  --------------                                ----------
                  Grade One                                         3
                  Grade Two                                         2
                  Grade Three                                       2
                  Grade A                                           2
                  Grade B                                           1

         (m) "Person" shall have the meaning set forth in the definition of "Change in Control".

         (n) "Release" means the Separation and General Release Agreement in the form attached hereto as Exhibit "A".

         (o) "Severance Payment" means the payment of severance compensation as provided in Article III.

         (p) "Severance Period" means the number of whole months equal to the product of 12 multiplied by the Multiplier for your Employee Grade, beginning on the date of your termination of employment with the Company and its Subsidiaries.

         (q) "Subsidiary" means any corporation or other Person, a majority of the voting power, equity securities or equity interest of which is owned directly or indirectly by the Company.

         (r) "WARN" means Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 ET SEQ.

         (s) "Welfare Benefits" means the medical, dental, disability and life insurance coverages (including coverage under self-insured arrangements or plans) which the Company or its Subsidiaries provide to you or your dependents immediately before a Change in Control.

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                                   ARTICLE II
                  INDEMNIFICATION AND GROSS-UP FOR EXCISE TAXES

         2.1      INDEMNIFICATION AND GROSS-UP

                  The Company hereby indemnifies you and holds you harmless from and against any and all liabilities, costs and expenses (including, without limitation, attorney's fees and costs) you may incur as a result of the excise tax imposed by Section 4999 of the Code or any similar provision of state or local income tax law (the "Excise Tax"), to the end that you shall be placed in the same tax position with respect to the Severance Payment under this Plan and all other payments from the Company to you in the nature of compensation as you would have been in if the Excise Tax had never been enacted. In furtherance of such indemnification, the Company shall pay to you a payment (the "Gross-Up Payment") in an amount such that, after payment by you of all taxes, including income taxes and Excise Tax imposed on the Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of your failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Amount), you shall be placed in the same tax position with respect to the Severance Payment under this Plan and all other payments from the Company to you in the nature of compensation as you would have been in if the Excise Tax had never been enacted. At such time or times necessary to carry out the purposes of this Article II in view of the withholding requirements of Section 4999 (c) (1) of the Code, the Company shall pay to you one or more Gross-Up Payments for the Severance Payment and any other payments in the nature of compensation which the Company determines are "excess parachute payments" under
         Section 280G(b) (1) of the Code ("Excess Parachute Payments"). If, through a local taxing authority (a "Taxing Authority"), or a judgement of any court, you become liable for an amount of Excise Tax not covered by the Gross-Up Payment payable pursuant to the preceding sentence, the Company shall pay you an additional Gross-Up Payment to make you whole for such additional Excise Tax; PROVIDED, HOWEVER, that, pursuant to
         Section 2.3, the Company shall have the right to require you to protest, contest, or appeal any such determination or judgement. For purposes of this Article II, any amount which the Company is required to withhold under Sections 3402 or 4999 of the Code or under any other provision of law shall be deemed to have been paid for you.

         2.2      REPORTING

                  Upon payment to you of a Gross-Up Payment, the Company shall provide you with a written statement showing the Company's computation of such Gross-Up Payment and the Excess Parachute Payments and Excise Tax to which it relates, and setting forth the Company's determination of the amount of gross income you are required to recognize as a result of such payments and your liability for the Excise Tax. You shall cause your federal, state and local income tax returns for the period in which you receive such Gross-Up Payment to be prepared and filed in accordance with such statement, and, upon such fling, you shall certify in writing to the Company that such returns have been so prepared and filed. At your request, the Company shall furnish to you, at no cost to you, assistance in preparing your federal, state and local income tax returns for the period in which you receive such Gross-Up Payment in accordance with such statement. Notwithstanding the provisions of Section 2.1, the Company shall not be obligated to indemnify you from and against any tax liability, cost or expenses (including, without limitation, any liability for the Excise Tax or attorney's fees or costs) to the extent such tax liability, cost or expense is attributable to your failure to comply with the provisions if this Section 2.2.

         2.3      CONTROVERSIES

                  If any controversy arises between you and a Taxing Authority with respect to the treatment on any return of the Gross-Up Amount, or of any payment you receive from the Company as an excess Parachute Payment, or with respect to Excess Parachute Payment, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (a "Controversy"), the Company shall have the right to participate with you in the handling of such Controversy. The Company shall have the right, solely with respect to a Controversy, to direct you to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and you shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. If the Company elects, you shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability you may incur as a result of such payment. You shall promptly notify the Company of any communication with a Taxing Authority, and you shall promptly furnish to the Company copies of any written correspondence, notices or documents received from a Taxing Authority relating to a Controversy. You shall cooperate fully with the Company in the handling of any Controversy; PROVIDED, HOWEVER, that you shall not be obligated to furnish to the Company copies of any portion of your tax returns which do not bear upon, and are not affected by, the Controversy.

         2.4 REFUNDS

                  You shall pay over to the Company, within ten (10) days after your receipt thereof, any refund you receive from any Taxing Authority of all or any portion of the gross-Up Payment or the Excise Tax, together with any interest you receive from such Taxing Authority on such refund. For purposes of this Section 2.4, a reduction in your tax liability attributable to the previous payment of the Gross-Up Amount or the Excise Tax shall be deemed to be a refund. If you would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such a refund against other tax liabilities, interest, or penalties, you shall pay the amount of such offset over to the Company, together with the amount of interest you would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

                                   ARTICLE III
                               SEVERANCE PAYMENTS

         3.1      RIGHT TO SEVERANCE PAYMENT; RELEASE

                  Conditioned on the execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release, you shall be entitled to receive a Severance Payment from the Company in the amount provided in Section 3.2 if (a) you are an Executive, and
         (b) within twenty four (24) months after the occurrence of a Change of Control, your employment with the Company and its Subsidiaries terminates for any reason other than:

                  (a)      Death,

                  (b)      Disability,

                  (c) Termination by the Company or its Subsidiaries for Just Cause,

                  (d) Retirement in accordance with the normal retirement policy of the Company,

                  (e)      Voluntary termination by you for other than Good
                           Reason, or

                  (f) The sale by the Company of the Subsidiary which employed you before such sale, if you have been offered employment with the purchaser of such Subsidiary on substantially the same terms and conditions under which such you worked for the Subsidiary before the sale.

         If your employment with the Company or its Subsidiaries terminates before the occurrence of a Change in Control for any reason other than one of those enumerated immediately above, your employment will be deemed to have terminated on the day after the occurrence of the Change in Control if (I) your employment terminates within ninety (90) days before a Change in Control actually occurs, or (ii) you reasonably demonstrate that the Company or its Subsidiaries involuntarily terminated your employment, or gave you Good Reason, a the request of a Person (other than the Company or its Subsidiaries) who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with, or in anticipation of, a Change in Control which actually occurs.

         3.2      AMOUNT OF SEVERANCE PAYMENT

                  If you become entitled to a Severance Payment under this Plan, the amount of your Severance Payment, when added to any payments which the Company or its Subsidiaries are required to make to you under WARN, shall equal the product of your Compensation multiplied by the Multiplier for your Employee Grade.

         3.3      NO MITIGATION

                  The Company acknowledges and agrees that you shall be entitled to receive your entire Severance Payment regardless of any income, which you may receive from other sources following your termination on or after the Effective Time.

         3.4      PAYMENT OF SEVERANCE PAYMENT

                  The Severance Payment to which you are entitled shall be paid to you, in cash and in full, not later than eight (8) calendar days after the execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release Agreement, but in no event before the date on which such Release becomes effective. If you should die before all amounts payable to you have been paid, such unpaid amounts shall be paid to your beneficiary under this Plan or, if you have not designated such a beneficiary in writing to the Company, to the personal representative(s) of your estate.

         3.5      WELFARE BENEFITS

                  If you are entitled to receive a Severance Payment under
         Section 3.1, you will also be entitled to receive continued Welfare benefits on the same basis, including required employee contributions, if any, as in effect for similarly-situated Executives in the employ of the Company or its Subsidiaries, for your Severance Period. Notwithstanding the foregoing, your right to any particular type of Welfare Benefit shall be subject to cancellation by the Company if you or your dependents obtain alternative coverage of a similar type during the Severance Period; period, however, that if any such alternative group health coverage excludes any pre-existing condition that you or your dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 3.5 shall continue (but not beyond the Severance Period) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. You shall be obligated to notify the Company's Human Resources Department of any such alternative coverage within thirty
         (30) days of its first becoming applicable to you or your dependents. In the event you are required to make an election under Sections 601 through 607 of ERISA (commonly known as COBRA) to qualify for continuing health benefits coverage described in this Section 3.5, the obligations of the Company and its Subsidiaries under this Section 3.5 to continue your health benefits coverage shall be conditioned upon your timely making such an election.

         3.6      AUTOMOBILE

                  If you become entitled to receive a Severance Payment under
         Section 3.1, and you then have the use of an automobile that is provided to you at the expense of the Company or any Subsidiary, you shall have the right, for ninety (90) days following your termination of employment, (a) to continue your use of the automobile on the same basis on which you used it immediately before your termination of employment, or (b) to purchase the automobile from the Company or Subsidiary for its low wholesale bluebook value, or, it the Company or Subsidiary has leased the automobile, to assume the lease, or (c) to take the actions described in clause (a) and (b) of this sentence.

         3.7      OUTPLACEMENT SERVICES

                  If you become entitled to Severance Payment under Section 3.1, you will also become entitled to receive outplacement services in accordance with the Company's usual practice for Executives.

         3.8      WITHHOLDING OF TAXES

                  The Company may withhold from any amounts payable under this Plan all federal, state, city or other taxes required by applicable law to be withheld by the Company.


                                   ARTICLE IV
                     OTHER RIGHTS AND BENEFITS NOT AFFECTED

         4.1      OTHER BENEFITS

                  This Plan does not provide a pension for you, nor shall any payment hereunder be characterized as deferred compensation. Except as set forth in Section 4.2, neither the provisions of this Plan nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish your rights as an employee, whether existing now or hereafter, under any written benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or any written employment agreement or other written plan or arrangement not related to severance.

         4.2      OTHER SEVERANCE PLANS SUPERSEDED

                  As of the Effective Time, this Plan will supersede any and all other severance plans of the Company or its Subsidiaries to the extent they apply to Executives (except for any individual severance agreement between you and the Company and its Subsidiaries), and your participation in any other severance plan of the Company and its Subsidiaries will be hereby terminated.

         4.3      EMPLOYMENT STATUS

                  This Plan does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Company, nor does it impose on the Company or any of its Subsidiaries any obligation to retain you in your present or any other position, nor does it change the status of your employment as an employee at will. Nothing in this Plan shall in any way affect the right of the Company or any of its Subsidiaries in its absolute discretion to change or reduce your compensation at any time, or to change at any time one or more benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.

                                    ARTICLE V
                            SUCCESSOR TO THE COMPANY

                  The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no succession or assignment had taken place. In such event, the term "Company", as used in this Plan, shall mean (from and after, but not before, the occurrence of such event) the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.


                                   ARTICLE VI
                                 CONFIDENTIALITY

         6.1      NONDISCLOSURE OF CONFIDENTIAL MATERIAL

                  In the performance of your duties, you have previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and has been and/or will be disclosed to you in confidence. By your acceptance of your Severance Payment under this Plan, you shall be deemed to have acknowledged that the Confidential Material constitutes propriety information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this
         Section 6.1 is an example, to maintain its secrecy. Except in the performance of your duties to the Company, you shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material that (i) has been publicly disclosed or was within your possession prior to its being furnished to you by the Company or becomes available to you on a nonconfidential basis from a third party (in any of such cases, not due to a breach by you or your obligations to the Company or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which you know or reasonably should know), (ii) is required to be disclosed by you pursuant to applicable law, and you provide notice to the Company of such requirement as promptly as possible, or (iii) was independently acquired or developed by you without violating any of the obligations under this Plan and without relying on Confidential Material of the Company. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which you have prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon your termination of employment with the Company, or whenever requested by the Company, you shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in your possession or under your control.

         6.2      NONSOLICITATION OR EMPLOYEES

                  By your acceptance of your Severance Payment under this Plan, you agree that, for a period of two (2) years following your termination of employment with the Company or its Subsidiaries, neither you nor any Person or entity in which you have an interest shall solicit any person who was employed on the date of your termination of employment by the Company or any of its Subsidiaries, to leave the employ of the Company or any of its Subsidiaries. Nothing in this
         Section 6.2, however, shall prohibit you or any Person or entity in which you have an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. For purposes of this Section 6.2, you shall not be deemed to have an interest in any corporation whose stock is publicly traded merely because you are the owner of not more than two percent (2%) of the outstanding shares of any class of stock of such corporation, provided you have no active participation in the business of such corporation (other than voting your stock) and you do not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

         6.3      EQUITABLE RELIEF

                  By your acceptance of your Severance Payment under this Plan, you shall be deemed to have acknowledged that violation of Sections 6.1 or 6.2 would cause the Company irreparable damage for which the Company can not be reasonably compensated in damages in an action at law, and that therefore in the event of any breach by you of Sections 6.1 or 6.2, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Plan or otherwise, and, except as limited in Article VII, all of the Company's rights and remedies shall be unrestricted.


                                   ARTICLE VII
                                   ARBITRATION

                  Except for equitable relief as provided in Section 6.3, arbitration in accordance with the then most applicable rules of the American Arbitration Association shall be the exclusive remedy for resolving any dispute or controversy between you and the Company or any of its Subsidiaries, including, but not limited to, any dispute regarding your employment or he termination of your employment or any dispute regarding the application, interpretation or validity of this Plan not otherwise resolved through claims procedure set forth in Section 8.10. The arbitrator shall be empowered to grant only such relief as would be available in a court of law. In the event of any conflict between this Plan and the rules of the American Arbitration Association, the provisions of this Plan shall be determinative. If the parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list designated by the office of the American Arbitrator Association having responsibility for the city in which you primarily performed services for the Company or its Subsidiaries immediately before your termination of employment of seven arbitrators, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of the area in which you primarily performed services for the Company or its Subsidiaries immediately before your termination of employment. If the parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. The fees and expenses of the arbitrator shall initially be responsible for the fees and expenses of its own representatives and witnesses. Unless mutually agreed otherwise by the parties, any arbitration shall be conducted at a location within fifty (50) miles from the location in which you primarily performed services for the Company or any of its Subsidiaries immediately before your termination of employment. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location within such fifty (50) mile radius. Judgement may be entered on the award of the arbitrator in any court having jurisdiction. The prevailing party in the arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent provided by law to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses and reasonable attorney's fees.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1      APPLICABLE LAW

                  To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Plan, regardless of the choice-of-law rules of the State of California or any other jurisdiction.

         8.2      CONSTRUCTION

                  No term or provision of this Plan shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions of this Plan and any present or future statute law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Plan shall be curtailed and limited only to the extent necessary to bring such provision with the requirements of the law.


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

         8.3      SEVERABILITY

                  If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         8.4      HEADINGS

                  The Section headings in this Plan are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Plan or of any particular Section.

         8.5      ASSIGNABILITY

                  Your rights or interests under this Plan shall not be assignable or transferrable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

         8.6      TERM

                  This Plan shall continue in full force and effect until its terms and provisions are completely carried out, unless terminated by the Board with at least a two-thirds majority before the occurrence of a Change in Control; provided, however, that no termination of this Plan shall be effective if made while the Company (or any Person acting on the Company's behalf) is conducting negotiations to effect a Change in Control, or within ninety (90) days before the Company (or any Person acting on its behalf) executes a letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control.

         8.7      AMENDMENT

                  This Plan may be amended in any respect by resolution adopted by the Board with at least a two-thirds majority until Change in Control occurs; provided, however, that this Section 8.7 shall not be amended, and no amendment shall be effective if made while the Company (or any Person acting on the Company's behalf) is conducting negotiations to effect a Change in Control, or within ninety (90) days before the Company (or any Person acting on its behalf) executes a letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control. After a Change in Control occurs, this Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever. No agreement or representations written or oral, express or implied, with respect to the subject matter hereof, have been made by the Company which are not expressly set forth in this Plan.

         8.8      NOTICES

                  For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied, or sent by certified or overnight mail, return receipt requested, postage prepaid, addressed to the respective addresses, or sent to the respective telecopier numbers, last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, upon return confirmation if telecopied, on the third business day after the mailing thereof, or on the date after sending by overnight mail, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

         8.9      ADMINISTRATION

                  This Plan constitutes a welfare benefit plan within the meaning of Section 3 (1) of ERISA. This letter constitutes the governing document of the Plan and the Summary Plan Description under ERISA. The Administrator of the Plan, within the meaning of Section 3(16) of ERISA, and the Named Fiduciary thereof, within the meaning of
         Section 402 of ERISA, is the Company. Attached hereto as Exhibit "B" is a statement of your rights under ERISA.

         8.10     CLAIMS

                  If you believe you are entitled to a benefit under this Plan, you may make a claim for such benefit by filing with the Company a written statement setting forth the amount and type of payment so claimed. The statement shall also set forth the facts supporting the claim. The claim may be filed by mailing or delivering it to the Secretary of the Company.

                  Within sixty (60) calendar days after receipt of such a claim, the Company shall notify you in writing of its action on such claim and if such claim is not allowed in full, shall state the following in a manner calculated to be understood by you:

                           (a)      The specific reason or reasons for the
                                    denial;

                           (b) Specific reference to pertinent provisions of this Plan on which the denial is based;

                           (c) A description of any additional material or information necessary for you to be entitled to the benefits that have been denied and an explanation of why such material or information is necessary; and

                           (d) An explanation of this Plan's claim review procedure.

                  If you disagree with the action taken by the Company, you or your duly authorized representative may apply to the Company for a review of such action. Such application shall be made within one hundred twenty (120) calendar days after receipt by you of the notice of the Company's action on your claim. The application for review shall be filed in the same manner as the claim for benefits. In connection with such review, you may inspect any documents or records pertinent to the matter and may submit issues and comments in writing to the Company. A decision by the Company shall be communicated to you within sixty (60) calendar days after receipt of the application. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by you, and specific references to the pertinent provisions of this Plan on which the decision is based.

                                                  Sincerely,

                                                  First Community Bancorp



                                                  By:
                                                     ---------------------------
                                                  Matthew P. Wagner
                                                  Chief Executive Officer


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